EXHIBIT 10
                                                                 ----------

                                                            Adopted:  11-28-73
                                                            Revised:  09-19-96

                             STATEMENT OF POLICY
                           THE BOARD OF DIRECTORS

                        TEXAS INSTRUMENTS INCORPORATED

              TOP OFFICER AND BOARD MEMBER RETIREMENT PRACTICES
              -------------------------------------------------

The need for an orderly succession of top TI officers is expressed in the Statement of Policy entitled "Assurance of Organizational Health". As a stimulus to the desired succession, this Statement of Policy provides for optional early retirement of some officers and mandatory retirement of all officers and Board members in accordance with government age discrimination regulations.

A.    POLICY

      1. Retirement of all TI officers for whom it is permitted by the Age Discrimination in Employment Act is mandatory at age 65.

      2. A Board member will not be eligible to stand for reelection to the Board after attaining age 70.

      3. The Board of Directors may make available to certain top officers the option to retire at or any time after attaining age 58. This option is separate from and in addition to the early retirement provisions in the TI Employees Pension Plan applicable to all personnel. Those eligible will include the Chairman of the Board, the President, the Vice Chairmen, and other personnel specified by the Board. In determining such eligibility, the Board will ordinarily review all employees in job grades specified by the Board. However, a few individuals not in such job grades may also be offered the early retirement option. The Board may specify minimum lengths of service as a condition of eligibility.
            Officers other than the Chairman, the President and the Vice Chairmen will be advised of their forthcoming eligibility at any time after the Board has acted to make the option available to them (usually after attaining age 53). Individuals other than the Chairman, the President and the Vice Chairmen to whom the option may be offered will be recommended to the Board by the Compensation Committee upon the suggestion from the Chairman and President.

            Anyone electing optional early retirement will enter into an Early Retirement Agreement, which includes a non-compete clause, and will receive Supplemental Early Retirement Compensation, determined in accordance with Appendix A made a part of this statement of policy.


                       - Retirement Practices... Page 1 -

      a.    Advising Officers of Early Retirement Options. It   will be the
            responsibility of the Chairman to ensure that any individual receiving an early retirement option from the Board is so advised by the officer to whom the individual is responsible in written form acceptable to the Secretary of the Company.

      b. Compensation and Benefits for a Top Officer Exercising Early Retirement. In addition to the benefits to which a retiree is entitled under current and future TI benefit programs, an officer who exercises his or her option to retire early, at age 58 or some older age, will receive compensation under an Early Retirement Agreement which provides for supplemental early retirement payments determined in accordance with Appendix A attached hereto.

      c. Early Retirement Agreement. An agreement which includes a non-compete clause will be entered into with each top officer when he or she elects early retirement. Such agreement will be substantially in the form provided in Appendix B attached hereto, with such changes as may be approved by the Chief Executive Officer and counsel for TI, provided that, the Chairman of the Board shall approve changes in, and shall execute, agreements with Vice Chairmen. Determinations of whether an activity is or is reasonably expected to be competitive with TI and whether there would be significant harm to TI from such competition shall be made by the Chief Executive Officer of TI or his designee after consulting with counsel for the Company. It will be the responsibility of the Secretary of the Company to make periodic appropriate inquiries and advise the Board that the non-compete clause is not violated.

      d. Initiation of Optional Early Retirement. An individual who elects optional early retirement will be responsible for advising in written form, acceptable to the Secretary of the Company, the officer to whom he or she reports of his or her intended date of early retirement. Such advice should precede the date of retirement to accomplish sufficiently an orderly succession.
























                      - Retirement Practices...Page 2 -
                              STATEMENT OF POLICY
                            THE BOARD OF DIRECTORS

                        TEXAS INSTRUMENTS INCORPORATED

                                  APPENDIX A
               TOP OFFICER AND BOARD MEMBER RETIREMENT PRACTICES
               -------------------------------------------------

                    SUPPLEMENTAL EARLY RETIREMENT PAYMENTS
                    --------------------------------------

Those employees who are designated by the Board for entitlement to supplemental early retirement payments are entitled to the following upon retirement in accordance with the Top Officer and Board Member Retirement Practices statement of policy:

      1. Retirement income from TI Employees Pension Trust calculated in full compliance with the provisions of the TI Employees Pension Plan in effect at the time of retirement.

      2. Retiree medical insurance for the retirees and their eligible dependents as described in the TI Retiree Medical Insurance Certificate in effect at the time of retirement.

      3. Benefits under any other programs to which they may become entitled in the future as retirees.

      4.    Supplemental early retirement payments as described below.

Determination of Supplemental Early Retirement Payments
-------------------------------------------------------

      Calculation of this payment results from the following:

             Normal retirement annual benefit at age 65, as defined below times
             Reduction percentage appropriate to attained age at early retirement from reduction percentage table below minus
             Early retirement annual benefit from the TI Employees Pension Trust, as defined below equals
             Annual supplemental early retirement payment for life.

Normal retirement annual benefit at age 65 is the benefit which would have been payable to an individual retiring at age 65 and electing the option of annual payment for life from the TI Employees Pension Trust, assuming the top officer would have continued to work to age 65 at a rate of compensation equal to the average annual eligible earnings during his or her last three years before retiring.









                 - Retirement Practices-Appendix A...Page 1 -

Reduction percentage appropriate to attained age at early retirement is:

                                     Percentage Appropriate
                     Age                to Attained Age
                      58                              89.5%
                      59                              91.0
                      60                              92.5
                      61                              94.0
                      62                              95.5
                      63                              97.0
                      64                              98.5
                      65                             100.0

Early retirement annual benefit from TI Employees Pension Trust is the annual retirement benefit for an individual electing the option of single life annuity annual payments for life from the TI Employees Pension Trust payable at the individual's early retirement date.

Although the annual supplemental early retirement payment from the calculation above represents the annual payment payable for life, the employee may, at his or her option, choose to have the benefit paid through age 68. This adjusted amount is calculated as follows:

      (1) Convert the annual payment if paid for life to a present value lump sum amount using the same lump sum conversion provision that is used for converting an annual pension payment for life to a lump sum payment for the TIer under the TI Pension Plan in effect at the time of retirement.

      (2) Convert the lump sum amount from (1) above to annual payment under early retirement agreement by multiplying the lump sum amount by the following factor:

                             N
                    I (1 + I)
                   ------------
                           N-1
                    (1 + I)
      Where

     I = The annual interest rate used in the lump sum conversion table described in (1) above.

     N = One-twelfth of the number of whole calendar months which will expire between the date of the individual's retirement and the TIer's 69th birthday (N may be an improper fraction).

The payments, whether paid for life or through age 68, are converted to monthly payments by dividing the annual payment by 12.

If a retiree elects payments through age 68 and should die before attaining age 69, such payments shall be made to his or her heirs, legatees, distributees, or personal representatives as if retiree were still living.

If a retiree elects payments for life, he or she may elect a 50% joint and survivors payment which will be computed by use of the factors in use for computation of the joint and survivor annuity normal form of benefit payable under the TI Employees Pension Plan at the TIer's early retirement date.

                 - Retirement Practices-Appendix A...Page 2 -

                              STATEMENT OF POLICY
                            THE BOARD OF DIRECTORS

                        TEXAS INSTRUMENTS INCORPORATED

                                  APPENDIX B
               TOP OFFICER AND BOARD MEMBER RETIREMENT PRACTICES
               -------------------------------------------------


Those employees who have been offered and elected optional early retirement under the Top Officer and Board Member Retirement Practices statement of policy will enter into an early retirement agreement, a sample of which is as follows:

                          EARLY RETIREMENT AGREEMENT

This Agreement, made this      day of             , 19  , by Texas Instruments
Incorporated (hereinafter "TI") and                           (hereinafter
"Retiree") witnesseth:

                                   Recitals
                                   --------

      A.    Retiree has been employed by TI for approximately       years and
has acquired sensitive information concerning TI's business and financial policies, practices and plans;

      B.    Retiree is eligible for early retirement pursuant to the terms of
TI's pension plan and expects to take early retirement on                    ,
19 , at which time Retiree will be entitled to retirement benefits including profit sharing and pension benefits;

      C. TI desires Retiree to refrain from competition with TI after retirement;

      D. Retiree is willing to refrain from competition with TI in accordance with the terms hereof.

                                  Covenants
                                  ---------

Now, therefore, in consideration of the premises and of the mutual covenants herein contained, the parties hereto agree as follows:

      1.    From the date hereof through      *       Retiree shall not,
without the prior approval of TI, (i) as partner, director, officer, employee or consultant, engage in any activity which is or is reasonably expected to be competitive to TI; (ii) have an ownership interest in any such competing or potentially competing business whose stock is not publicly traded; or
(iii) own more than five percent of the outstanding stock in any such competing or potentially competing business whose stock is publicly traded.
It is the intent of the Retiree and TI to limit the instances in which this paragraph will prohibit Retiree from participating in economic activities which might be in competition with TI to those activities which would cause significant harm to TI.


*  Date immediately prior to date of 69th birthday.

                 - Retirement Practices - Appendix B...Page 1 -

      2.    TI shall pay to Retiree            monthly payments of $
each beginning on                , 19    , and ending with a final payment on
                , 19    .  This is in addition to any benefits payable under
TI's Pension Plan or other benefit plan. If Retiree should die prior to attaining age 69, payment shall be made to Retiree's heirs, legatees, distributees, or personal representatives as if Retiree were still living.

      3. Retiree and TI agree that if Retiree, during retirement, engages in any business activity which competes substantially with the business of TI, the Retiree shall forfeit all rights to any future payments he or she would have received under this agreement. The TI Board of Directors will in its sole and absolute discretion determine at any time what business activities compete substantially with the business of TI and also may waive the provisions of this paragraph.

      4. Retiree shall not be an employee of TI hereunder. Retiree shall upon request of TI, unless prevented by valid reasons such as health, act as a consultant to TI as an independent contractor for such periods of time (not
exceeding the equivalent of         days per year) as TI shall request, at
such rates of compensation as TI and Retiree shall mutually agree upon.

      5. Retiree shall keep confidential, shall not use for his or her own benefit and shall not disclose to others any nonpublic TI information learned by Retiree in the course of his or her activities as a former employee of TI.

      IN WITNESS WHEREOF, the parties hereto have executed these presents on the date set forth above.

                                            TEXAS INSTRUMENTS INCORPORATED



                                            By_____________________________
Retiree

























                 - Retirement Practices- Appendix B...Page 2 -